Exhibit 10.7.1

CGI MANAGEMENT, INC.
SENIOR LIVING S SPECIALISTS

Sunnybrook Estates Retirement Community
Management and Marketing Agreement

5601 Bridge Street, Suite 504 Fort Worth, Texas 76112 817/446-4792	August 1998

MANAGEMENT AND MARKETING AGREEMENT

     THIS MANAGEMENT AND MARKETING AGREEMENT is made and entered into this 30th day of August, 1995 by and between Sunnybrook Estates, Inc. and/or Assigns (hereinafter referred to as “Owner” ), and CGI Management, Inc., a Delaware corporation, Fort Worth, Texas, (hereinafter referred to as “Manager”).

     WHEREAS, Owner is building a certain retirement housing community, hereinafter referred to as “Community’’ at Madison, Mississippi, and

     WHEREAS, Owner desires to engage Manager, by this Agreement, to provide management services to operate the Community, and

     WHEREAS, Manager is engaged in the business of developing, constructing, managing, and marketing retirement housing communities and in providing the related management services for retirement housing communities.

     NOW, THEREFORE, in consideration of their mutual covenants herein contained, Owner hereby engages Manager to perform the duties and to provide the services hereinafter described, and Manager does hereby accept such engagement on the terms and conditions hereinafter set forth.

SECTION ONE

1.1	Control. Owner shall be the Owner and holder of all leases, licenses, permits, occupancy agreements, and contracts in connection with the Community. Owner shall at all times exercise control over the assets and the affairs of the Community, and Manager shall perform the duties herein required to be performed by it as Independent Contractor of Owner and with the policies and directives from time to time adopted by Owner. Owner shall, at all times, be responsible for the direction of the Community and for general supervision over activities of Manager.

1.2	Financial Requirements. Manager will present to Owner for its approval annual fiscal year Operating Budgets, Capital Budgets, and Cash Budgets necessary for the operation of the Community. Upon receiving approval of the proposed budgets and capital program, Manager will carry out the Operating and Capital Programs of the Community as proposed and approved, to the extent that funds are made available by Owner. Manager will not enter into any contracts in excess of $5,000 without prior written consent of Owner.

1.3	Reports. Manager shall furnish Owner with a monthly report detailing the performance of the Community during the preceding month. The report shall contain, among other things, statistics regarding occupancy, expenses incurred, revenues, a profit and loss statement and similar matters, along with supporting documentation. Additionally, narrative explanation will be provided as an addendum to said report as Manager deems reasonably necessary or as requested by Owner to make the report informative. Monthly reports shall be furnished to Owner no later than the close of business on the 15th day of the calendar month next following the month for which the report is being made. Owner shall at all times be entitled to audit all books and records pertaining to the Community.

1.4	Ownership of Books and Records. All books and records shall be the property of the Community and Owner. Upon termination of this Agreement, all records, books, computer software, files, and other similar items shall remain or be delivered to the Community for the benefit of Owner.

1.5	General Management. Subject to the foregoing, Manager is hereby given general authority to supervise and manage the day-to-day operation of the Community and to perform the specific duties hereinafter set out.

SECTION TWO
MANAGEMENT SERVICES

     Management Services to be provided shall include the following specific activities which shall be performed by Manager within the guidelines established by Owner.

2.1	Inventory. Preparation of specifications of quality and quantity of supplies necessary for the continuity of operation.

2.2	Operating Qualification. Assistance in obtaining and/or maintaining appropriate Licenses and Permits for the operation of the Community.

2.3	Maintenance or Qualification. Assistance in qualifying the Community to receive maximum benefits from federal, state, and local agencies, when and if available.

2.4	Personnel. Supervision and employment of all personnel. Manager shall interview, hire, train, pay, supervise, and discharge the personnel necessary to be employed in order to properly maintain and operate the Community, including, without limitation, Administrator or Supervisory Personnel who shall reside at the Community. Such personnel shall in every instance be deemed employees of Manager and not of Owner, and Owner shall have no right to supervise or direct such employees. All reasonable salaries, wages, and other compensation of personnel employed by Manager hereunder, including so-called fringe benefits, medical and health insurance, pension plans, social security, taxes, workmen’s compensation, insurance, and the like, shall be deemed to be reimbursable expenses of Manager pursuant to Paragraph 2.14. In this connection, Manager shall provide Owner with schedules listing all employees utilized at Community including their number, titles, salary, fringe ben fits, and evidence of bonding or coverage under Manager’s crime insurance policy.

Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and Manager or to cause Manager to be responsible in any way for the debts or obligations of Owner or any other party (but nothing contained herein shall affect Manager’s responsibility to transmit payments for the account of Owner as provided herein), it being the intention of the parties that the only relationship hereunder is that of Manager and Owner, and Manager will not represent to anyone that its relationship to Owner is other than that set forth herein.

2.5	Accounting Reports. Institute adequate procedures and forms for furnishing to Owner monthly operating statements.

2.6	Tax Statements. Obtain and verify for Owner all tax statements in connection with the Community.

2.7	Standard of Services. Monitor the quality of services provided by the Community on a continuing basis and make every effort to maintain the highest level of service possible within budget limitations.

2.8	Prices. Recommend participating in or contracting for goods or services which can reduce expenses of the operation.

2.9	Vendors. Make available to the Community such supply and equipment Purchasing Contracts that are or may become available which could reduce expenses of operation. Manager shall, subject to limitations in Paragraph 1.2 hereof, enter into such contracts on behalf of and in Owner’s name.

2.10	Business Systems. Develop, implement, and supervise business office systems, including accounting, bookkeeping, payroll and the timely payment of appropriate taxes on behalf of Owner.

2.11	Marketing Plan. Develop and implement a marketing plan based on existing and/or projected marketing needs of the Community. Owner shall have prior approval of the annual budget for said marketing activities.

2.12	Staffing and Operation Systems. Monitor and supervise staffing levels, materials handling, equipment utilization, scheduling systems, and inventory controls throughout the Community and on a quarterly basis, report on the effectiveness of such activities.

2.13	Insurance. Manager shall review the Community’s insurance needs and make recommendations with respect thereto to Owner. With prior written approval of Owner, Manager shall enter into Insurance Contracts of behalf of Owner.

2.14	Government Regulation. Manager shall, within financial limits, use its best efforts to cause all things t be done in and about the Community necessary to comply with the requirements of all applicable statutes, ordinances, laws, rules, regulations, or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the Community, maintenance, or operation thereof, including federal, state, or local regulation.

2.15	Deposit and Disbursement of Funds. All income or other monies received from the operation of the Community, together with all accounts and all other assets or property generated, created or which shall accrue from the operation of the Community shall belong to Owner and shall be its property absolutely. Payment of all operating costs, wages, salaries, expenses, and fees incurred or sustained in the operation of the Community is solely the obligation of Owner. Owner shall designate the depository to be used by Manager in connection with the operation of the Community. All monies received from the property shall be deposited in a control account accessible only by Owner. A separate account also belonging to Owner but accessible by Manager shall be used to pay operating expenses. In ‘all events appropriate accounting safeguards to ensure the integrity of the accounts will be instituted by Owner and complied with by Manager.

2.16	Collection of Accounts. Manager shall supervise and direct the collection of all accounts due Owner and shall take all reasonable steps necessary to minimize the amount of bad debts.

2.17	Legal Actions. Manager shall, with prior written approval of Owner, institute in the name and at the expense of Owner, any and all legal actions or proceedings necessary to collect charges, rent or other sums due the Community or to evict or dispossess tenants or other persons lawfully in possession under any Lease, Rental Agreement, License, or Concessionaire.

2.18	Rates. Manager and Owner recognize the importance of maintaining rates which enable the Community to pay its obligations while minimizing cost to tenants. From time to time, Manager will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Community and the level or rates at other comparable facilities nearby.

2.19	Shortfall or Excess Revenue. Any shortfall in the operations of the Community shall be funded to Manager by Owner on or before the 15th of each month following the month such shortfall occurs.

2.20	Indemnity. Manager shall indemnify and hold harmless Owner for any loss, damage, liability, casts, or expenses (including reasonable attorney’s fees) arising from the performance or non-performance of contractual and customary responsibilities undertaken as Manage of Community. If Manager is expressly directed by Owner to perform or not perform some duty or action that Manager would have otherwise taken, Manager may request that Owner provide certain indemnities or other assurances that Manager will be relieved of any liability in said performance or non-performance of such duty or action.

SECTION THREE

            3.1   Management and Marketing Fee. Owner shall pay Manager a management fee hereunder an amount equal to $3,000 per month plus out-of-pocket expenses for ongoing pre-marketing and management efforts during the construction period, beginning the first month after the closing of the financing or the onset of construction, whichever occurs first. Thereafter, beginning ninety (90) days prior to the anticipated grand opening, the base fee will escalate to $4,500 per month plus out-of-pocket expenses. Upon achieving eighty percent (80%) occupancy of the Retirement Housing Community for two consecutive months, the fee will escalate to $6,000 per month or five and one-half percent (5 1/2%) of Monthly Gross Revenue, whichever is greater, plus out-of-pocket expenses. Such fee shall be paid each month, payable on or before the 10th day of each month for the preceding month.

     3.2 Inadvertent Non-Performance. Manager shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond it control, including without limitation, acts of God, fire, the elements, flood, strikes, limitations of Community’s financial resources, or statutory regulations or rules of the federal, state, or local government or any agency thereof.

SECTION FOUR MISCELLANEOUS

     4.1 Term.

     A. The primary Term of this Agreement shall be for a period of five (5) years commencing on the date the Agreement is executed and shall automatically be extended for successive additional terms of five (5) years unless terminated as is hereinafter provided.

     B. This Agreement may be terminated with or without cause upon thirty (30) days’ prior written notice by either party. If termination is initiated by Owner and determined to be without cause, the balance of the Term will be fully paid in accordance with Paragraph 3.1 of this Agreement and at the fee level being paid at the time of termination.

     4.2 Notices. Any notice or other communications by either party to the other shall be in writing and shall be given and deemed to have been given, if either delivered personally or mailed postage prepaid, registered or certified mail addressed as follow:

To Owner:	Darrell Blaylock, M.D.
Sunnybrook Estates
130 E. Walker
Greenville, Mississippi 38701

To Manager:	Gary D. Staats, President
CGI Management, Inc.
5601 Bridge Street, Suite 250
Fort Worth, Texas 76112

     4.3 Modification and Changes. This Agreement cannot be changed or modified except by other Agreements in writing and duly executed by both parties.

     4.4 Manager as Independent Contractor. It is expressly agreed by both parties hereto that Manager’s at all times hereunder acting and performing as an Independent Contractor and that no act, commission or omission of either party hereto shall be construed to make or render the other party its agent, joint venturer, or associate, except to the extent specified herein.

     4.5 Authority of Manager. Manager represents to Owner that Manager is fully qualified to manage and perform all obligations under this Agreement.

     4.6 Construction of Agreement. In the event one or more of the provisions contained in the Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

     4.7 Complete Agreement This Agreement contains the complete agreement between the Owner and TCG, and no verbal agreements or representations not included herein will be binding or enforceable.

     4.8 Headings. The headings contained herein are for reference only and are not intended to define, limit, or describe the scope or intent of any provision of the Agreement.

     4.9 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Mississippi.

     4.10 Successors and Assigns. This Agreement may not be assigned by Manager without the expressed written consent of Owner.

     4.11 Binding Effect This Agreement shall be binding upon and shall inure to the benefit off the respective heirs, successors, and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the 20th day of August, 1995.

SUNNYBROOK ESTATES, INC., OWNER
By:	/s/ Darrell Blaylock

Attest:
/s/ Alonzo D. Welch

CGI MANAGEMENT, INC., MANAGER
By:	/s/ Gary D. Staats
Gary D. Staats, President

Attest:
/s/ Jimmy F. Rogers